Exhibit 14.1

CARROLS RESTAURANT GROUP, INC.

Syracuse, New York

PERSONNEL POLICY AND PROCEDURE

Subject: CODE OF ETHICS	Instruction No: 326
Effective Date: 04/17/06

Affects: See Attached	Approved By: Joseph Zirkman
Title: Vice President, General Counsel

I.	PURPOSE OF CODE OF ETHICS

The purpose of this Code of Ethics is to promote the honest and ethical conduct of our Executives and Principal Financial Employees, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and to promote compliance with all rules and regulations that apply to the Company and its officers and directors.

II.	INTRODUCTION

This Code of Ethics for Executives and Principal Financial Employees (this “Code”) is applicable to the Company’s chief executive officer, chief operating officer, chief financial officer, general counsel, controller and such other principal financial, accounting and other executive employees as the Company’s Disclosure Committee may deem to be covered by this Code (collectively referred to herein as “Principal Employees”). The Disclosure committee shall from time to time, but not less than annually, issue the list of Principal Employees who are to be covered by this code. References in this Code to the “Company” means the company, its parent and/or any of its subsidiaries and divisions.

While we expect honest and ethical conduct from all of our employees, we expect the highest possible honest and ethical conduct from our Principal Employees. As a Principal Employee, you are an example for other employees and we expect you to foster a culture of integrity, honesty and openness. Compliance with this Code is a condition of your employment and any violations of this Code will result in disciplinary action, up to and including termination of employment.

Waiver of, or amendments to, this Code may be made only by the Board of Directors or a Board committee and will be immediately disclosed pursuant to a filing on Form 8-K or dissemination by the Internet or other electronic means.

III.	CONFLICTS OF INTEREST

In addition to this Code, the Company has issued a Code of Business Ethics and Conduct, applicable to all officers, directors and employees, which provide, in detail, actions and activities that may represent conflicts of interest. Compliance with the Company’s Code of Business Ethics and Conduct is incorporated into this Code. As a Principal Employee of the Company, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might be thought to interfere, with or compromise your independent exercise of judgement in the Company’s best interest. If you have any doubt whether or not certain actions or conduct would be considered a conflict of interest, you should consult your immediate supervisor or the General Counsel.

IV.	ACCURATE PERIODIC REPORTS

As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC is required by Sarbanes-Oxley Act of 2002 and SEC rules and is essential to our continued success. You must exercise the highest standard of care in preparing such reports in accordance with the guidelines set forth below:

•	All Company accounting records, as well as reports produced or generated from those records, must be kept and presented in accordance with all applicable laws.

•	All accounting records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All accounting records must fairly and accurately reflect, in reasonable detail, the Company’s assets, entries, liabilities, revenues and expenses.

•	All accounting records must not contain any intentionally false or misleading entries.

•	No transactions may be intentionally misclassified as to accounts, departments or accounting periods.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information may be concealed from the internal auditors or the independent auditors.

•	Compliance with Generally Accepted Accounting Principles and the Company’s system of internal accounting controls is required at all times.

V.	COMPLIANCE AND ENFORCEMENT

You are expected to comply with both the letter and spirit of all applicable government laws, rules and regulations. Each individual covered by this Code shall be held responsible for full compliance with this Code. Any person found to have violated this Code shall be subject to disciplinary action, up to and including immediate termination of employment for cause and possible prosecution.

VI.	REPORTING

Any Principal Employee who becomes aware of a possible violation of this Code is required immediately to report such possible violation. Possible violations may be reported orally or in writing and may be reported anonymously. Employees are encouraged to use the service of EthicsPoint, a phone and Internet-based anonymous reporting system. EthicsPoint can be reached by calling 1-800-511-8439 or using the Internet at www.carrolsethics.com. Both are available 24 hours a day, 7 days a week. Failure to report a violation is a violation of this Code and can lead to disciplinary action against the person who failed to report the violation.

If you prefer, violations of this Code can be reported to the immediate supervisor of the employee who has committed the alleged violation. That supervisor shall inform the General Counsel and the CEO of the alleged violation. If, however, a reporting employee believes it would not be appropriate to report an alleged violation to the immediate supervisor, the reporting employee may report the violation directly to the General Counsel, to the CEO or any director of the Company. The Company will take all reasonable steps to ensure that the identity of the reporting employee is kept confidential, except to the extent the reporting person consents to being identified or the identification is required by law or is otherwise necessary to conduct a full and complete investigation of the alleged violation.

The Company will not tolerate retaliation against employees who have made, in good faith, a report of a possible violation. Any employee who is found to have retaliated against an employee for reporting possible violations of this code will be subject to disciplinary action, up to and including termination of employment.

VII.	ANNUAL ACKNOWLEDGMENT

Periodically, but in no event less than annually, all Principal Employees will be asked to certify, in writing, that they have recently read or reread this Code, understand it and will immediately report any violations of which they are aware. The Internal Audit department will ensure that the periodic certification will be distributed and collected. It is a condition of continued employment for Principal Employees to make this periodic certification.

I acknowledge that it is my responsibility to report to the Company any situation where the Company’s standards or the laws are being violated. I further acknowledge that failure to comply with the attached Code will not be tolerated by the Company and that deviation therefrom or violations thereof will result in serious reprimand by the Company, including but not limited to immediate dismissal.

CARROLS CORPORATION CODE OF ETHICS

FOR EXECUTIVES AND PRINCIPAL FINANCIAL EMPLOYEES

Listing of Principal Employees as of 11/11/06

Alan Vituli	Chairman, Chief Executive Officer
Daniel Accordino	President, Chief Operating Officer
Paul Flanders	Vice President, Chief Financial Officer
Joseph Zirkman	Vice President, General Counsel
Timothy LaLonde	Vice President, Corporate Controller
John Lukas	Vice President, Information Systems
Jerry DiGenova	Vice President, Human Resources
Bill Myers	Vice President, Associate General Counsel
Rick Cross	Vice President, Real Estate
Janine Wetmore	Assistant Corporate Controller
Maria Mathews	Director of Financial Compliance
Janice Horvath	Director, Corporate Tax
Chris Dietter	Director, Internal Audit

Lewis Shaye	Chief Concept Officer, HRD Division
Vivian Lopez-Blanco	Chief Financial Officer, HRD Division

Michael Biviano	Executive Vice President, Taco Cabana
Shanna Garcia	Vice President, Associate General Counsel
Angela Zupkow	Director of Accounting and Financial Reporting, Taco Cabana

Jim Tunnessen	Executive Vice President, Pollo Tropical
Julio Murillo	Controller, Pollo Tropical